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                                                                   Exhibit 10.13

                     [MOTIVE COMMUNICATIONS LETTERHEAD]



April 22, 1998


Pat Motola
4030 Walnut Clay Drive
Austin, TX 78731



Dear Pat:

It is with great excitement that I extend an offer of employment with Motive, effective Wednesday, April 22, 1998 through Friday, April 24, 1998. This is an exciting time of growth and excitement for Motive, and we look forward with great anticipation to each new addition to the team. I expect you to be a very special addition to this team.

As for the details, you will have the title of Vice President of Product Development reporting to me. In this role, you will be responsible for all of Motive's product development activities. Your challenge is to develop the team, technology, processes and vision necessary to make Motive a `Category Killer' product and company. Unlike larger companies, there are no hard and fast boundaries here at Motive, and you will find that your contribution will be limited only by your drive and imagination.

You will receive a base salary of $6,250 paid twice monthly. You will also receive an option to buy 542,850 shares of Motive common stock. These shares will vest over a period of 5 years dating from your start date. All terms of the stock are governed by the 1997 Stock Issuance / Stock Purchase Plan as
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approved by the Motive board of directors.  In addition, you will receive a one-
time sign-on bonus of $25,000 to help offset the cost of the job change.
Details of these and other are set forth in documents attached to this letter.

We are pleased to be able to offer you participation in our employee benefits program. Though small, we have put together a program that allows our employees to get competitive benefits together with plenty of options to customize their own coverage. The effective date of coverage is your start date. A summary of the program is attached, and you can talk to Linda Hamann with specific questions.

Pat, when we started Motive, we knew that we would successful if we shipped on-time products that solve an immediate business problem, and we were able to finish the team with world-class talent and people we could trust. We are in the processes of proving the 1st point, and you are absolutely key to the second. You are clearly one of the best in the industry at what you do, and as importantly, I know and trust you. These are absolute prerequisites to entering in to a deal such as this one.

Motive is a raw startup with all that implies, and will not be easy. There are certain to be times when the extra stress and effort will test our resolve. On the other hand, I truly believe that if we execute on our market opportunity we have an excellent chance to build a great software company.
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I look forward to your acceptance and to getting about the work at hand.  Please sign below to indicate your acceptance and return this letter to me as soon as possible.

Sincerely,                                          Accepted:


                                                    /s/ Pat Motola  4/22/98
Scott Harmon                                        -------------------------
President and CEO                                   Pat Motola       Date